EXHIBIT 99.3
NEUROGESX, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30	December 31,
	2013	2012
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$514	$7,073
Short-term investments	-	6,119
Trade receivable	412	425
Receivable from collaborative partner	332	364
Inventories	67	91
Prepaid expenses and other current assets	726	1,390
Total current assets	2,051	15,462

Property and equipment, net	110	194
Restricted cash	-	50
Other assets	-	101
Total Assets	$2,161	$15,807
Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities
Accounts payable	$2,742	$750
Accrued compensation	582	1,049
Accrued research and development	49	249
Other accrued expenses	706	939
Deferred product revenue, net	410	357
Deferred collaborative revenue	7,242	7,242
Long-term obligations - current portion	67,317	73,715
Total current liabilities	79,048	84,301
Non-current liabilities
Deferred collaborative revenue	14,265	17,856
Other long-term liabilities	487	513
Total non-current liabilities	14,752	18,369
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value:	-	-
Authorized shares — 10,000,000, none issued and outstanding
Common Stock	33	33
Authorized shares — 100,000,000 at June 30, 2013 and December 31, 2012
Issued and outstanding shares — 33,414,785 at June 30, 2013 and 33,389,785 at December 31, 2012
Additional paid-in capital	243,086	243,357
Accumulated other comprehensive (loss) income	-	(1)
Accumulated deficit	(334,758)	(330,252)
Total stockholders' deficit	(91,639)	(86,863)
Total liabilities and stockholders' deficit	$2,161	$15,807

See accompanying notes.

NEUROGESX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Net product revenue	$647	$1,675
Collaborative revenue	4,638	4,355
Total revenues	5,285	6,030

Operating expenses:
Cost of goods sold	127	775
Research and development	1,058	4,472
Selling, general and administrative	3,525	10,687
Total operating expenses	4,710	15,934
Income (Loss) from operations	575	(9,904)
Interest income	3	23
Interest expense	(5,061)	(6,688)
Other expense, net	(23)	(76)
Net loss	$(4,506)	$(16,645)

Basic and diluted net loss per share	$(0.13)	$(0.51)

Shares used to compute basic and diluted net loss per share	33,415	32,426

See accompanying notes.

NEUROGESX, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Net loss	$(4,506)	$(16,645)
Unrealized (loss) gain on short-term investments	1	(2)
Comprehensive loss	$(4,505)	$(16,647)

See accompanying notes.

NEUROGESX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities
Net loss	$(4,506)	$(16,645)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	71	169
Amortization/accretion of debt issuance costs	335	1,380
Amortization of investment premiums	10	156
Fair value adjustments to liabilities	-	-
Stock-based compensation expense	(288)	1,214
Disposal of property and equipment	13	71
Changes in operating assets and liabilities:
Restricted cash	50	-
Trade receivables	13	458
Receivable from collaboration partner	32	481
Prepaid expenses and other current assets	329	35
Inventories	24	586
Other assets	101	(101)
Accounts payable	1,992	(614)
Accrued compensation	(467)	(1,039)
Accrued research and development	(200)	(73)
Other accrued expenses	(257)	(1,093)
Accrued interest payable on long-term obligations	3,223	3,811
Deferred product revenue	53	(427)
Deferred collaborative revenue	(3,591)	(3,611)
Deferred rent	(2)	(99)
Net cash (used in) provided by operating activities	(3,065)	(15,341)

Investing activities
Purchases of short-term investments	(3,458)	(13,055)
Proceeds from maturities of short-term investments	4,612	22,869
Proceeds from sales of short-term investments	4,956	-
Purchases of property and equipment	-	(26)
Net cash (used in) provided by investing activities	6,110	9,788

Financing activities
Payment of long-term obligations	(9,621)	-
Proceeds from issuance of common stock	17	2,919
Net cash provided by (used in) financing activities	(9,604)	2,919

Net increase (decrease) in cash and cash equivalents	(6,559)	(2,634)
Cash and cash equivalents, beginning of period	7,073	9,148
Cash and cash equivalents, end of period	$514	$6,514

Supplemental cash flow information
Cash paid for interest	$1,411	$1,468

See accompanying notes.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013

1.	The Company

Nature of Operations

NeurogesX, Inc. (the “Company”) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s first commercial product, Qutenza®, became commercially available in the United States and in certain European countries in the first half of 2010. Qutenza is a dermal delivery system designed to topically administer capsaicin to treat certain neuropathic pain conditions and was approved by the Food and Drug Administration (the “FDA”), in November 2009 for the management of neuropathic pain associated with postherpetic neuralgia (“PHN”). Qutenza is the first prescription strength capsaicin product approved in the United States. Qutenza is also approved in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults.

In May 2009, Qutenza received a marketing authorization (“MA”), in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. In June 2009, the Company entered into a Distribution, Marketing and License Agreement (the “Astellas Agreement”) with Astellas Pharma Europe Ltd. (“Astellas” or “Collaboration Partner”), under which Astellas was granted an exclusive license to commercialize Qutenza in the European Economic Area, which includes the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa (“Licensed Territory”).

As a result of the Company’s insufficient market capitalization, its common stock was de-listed from the NASDAQ Global Market on June 29, 2012 and began to be quoted on the OTC Bulletin Board.

To date, the Company has incurred recurring net losses and negative cash flows from operations, after excluding the upfront cash received from Astellas in 2009. Until the Company can generate significant cash from its operations, if ever, the Company expects to continue to fund its operations with the sale of equity securities, existing cash resources, proceeds from one or more collaboration agreements, as well as potentially through royalty monetization or debt financing. However, the Company may not be successful in obtaining additional financing through the sale of equity securities or collaboration agreements, or in receiving milestone or royalty payments under those agreements. In addition, the Company cannot be sure that its existing cash and investment resources will be adequate or that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to the Company or its stockholders. Having insufficient funds and/or insufficient staff with necessary

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

knowledge may require the Company to delay or potentially eliminate some or all of its development programs, relinquish some or even all rights to product candidates at an earlier stage of development or negotiate less favorable terms than it would otherwise choose. Failure to obtain adequate financing also may adversely affect the Company’s business plans in general, limit its ability to execute on its chosen business plans and affect its ability to continue in business. If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders would likely result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations, as well as covenants and specific financial ratios that may restrict its ability to operate its business.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

The Company has taken steps to preserve its remaining cash including terminating all but three of its employees as of February 28, 2013.

On April 15, 2013, the Company and Acorda Therapeutics, Inc. ("Acorda") entered into an Asset Purchase Agreement (as amended in July 8, 2013, the "APA").

On June 18, 2013, the Company held a Special Meeting of Stockholders (the “Special Meeting”). The proposal to approve the sale of certain of the Company’s assets to Acorda pursuant to the APA and the sale of certain other assets in which HRP has a security interest securing the Company’s obligations under the Financing Agreement, dated as of April 29, 2010 (as amended), between HRP and the Company was approved by the Company’s stockholders.  The Asset Sales, together, constitute the sale of substantially all of the assets of the Company.

On July 8, 2013 (the Company completed the sale of certain of its assets to Acorda pursuant to the APA (the sale of such assets the “Acorda Sale”). In connection with the closing of the Acorda Sale, other assets of the Company subject to that certain Financing Agreement, dated as of April 29, 2010 (as amended) (the “Financing Agreement”), by and between the Company and HC Royalty Partners (“HRP”), were sold by HRP, as a secured party, in an Article 9 sale process, pursuant to which such assets were acquired by HRP, the sole bidder in such process (the “Article 9 Sale”). The combination of the Acorda Sale and Article 9 Sale resulted in the sale of substantially all of the assets of the Company (the combination being the “Asset Sales”). The consideration for the assets disposed in the Acorda Sale was approximately $7.45 million paid in cash at the closing (a purchase price of $6.95 million and payment or reimbursement of pre-closing operating expenses of the Company of approximately $500,000) and the assumption of approximately $400,000 in accounts payable of the Company. An additional $50,000 payment by Acorda under the APA is currently being held back by Acorda pending the Company meeting certain 30-day post-closing obligations relating to delivery of certain quarterly financial statements by the Company. In addition, under the terms of the APA Acorda will make potential

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

future payments of up to $5,000,000 if certain milestones are met by Acorda following the closing of the Acorda Sale. The consideration for the assets disposed in the Article 9 Sale consisted of a credit bid equal to the amount of the Company’s obligations under the Financing Agreement (approximately $67.4 million) less certain costs and expenses incurred by HRP in the process of the Article 9 Sale. See Note 6.

The Company has terminated the employment of its three remaining employees who were executive officers effective one business day following the closing the Asset Sales (Ronald Martell, President and Chief Executive Officer, Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Stephen Peroutka, Executive Vice President and Chief Medical Officer), and such individuals executed releases of the Company.

At the closing of the Acorda Sale, a portion of the proceeds from such transaction was used to repay the approximate $4.58 million remaining obligation of the Company to Hercules Technology Growth Capital, Inc. (“Hercules”) under the Loan and Security Agreement, dated as of August 5, 2011, between the Company and Hercules, as amended to date (the “LSA”). In connection with such repayment, Hercules terminated its security interest in the assets of the Company subject to the LSA. The Warrant Agreement, originally dated August 5, 2011, as amended to date, that the Company issued to Hercules connection with LSA also terminated in connection with the Acorda Sale.  In addition to paying Hercules, the Company paid certain legal, accounting and advisor fees associated with the transaction as well as a portion of severance costs for its terminated employees.  After payment of such amounts, the Company’s remaining funds are insufficient to fully satisfy its unsecured obligations.  Accordingly, the Company has engaged Sherwood Partners, LLP to undertake an assignment for the benefit of creditors (the “Assignment”) and to settle outstanding obligations of the Company.

In connection with the effectiveness of the Assignment, all members of the board of directors of the Company (Anthony DiTonno, Bradford Goodwin, Neil Kurtz, Gary Lyons, Ronald Martell, Robert Nelsen and John Orwin) are expected to resign. In addition, the Warrant to Purchase Series A Preferred Stock by and between the Company and Silicon Valley Bank, dated as of December 14, 2000, and the Warrant to Purchase Series B Preferred Stock by and between the Company and Silicon Valley Bank, dated as of May 1, 2002, were terminated in connection with the closing of the Asset Sales.

The Company was incorporated in California as Advanced Analgesics, Inc. on May 28, 1998 and changed its name to NeurogesX, Inc. in September 2000. In February 2007, the Company reincorporated into Delaware. The Company is located in San Mateo, California. Substantially all of the Company’s assets are located within the United States with the exception of its inventory which is located at certain third party manufacturers.

 Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, NeurogesX UK Limited, which was incorporated as of June 1, 2004. NeurogesX UK Limited was established for the purposes of conducting clinical trials in the UK and marketing approval submission. The subsidiary has no assets other than the initial formation capital totaling one Pound Sterling.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information on the same basis as the annual consolidated financial statements and in accordance with instructions to Form 10-Q and Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  The unaudited condensed consolidated interim financial statements include all adjustments (consisting only of normal recurring adjustments) that management believes are necessary for the fair statement of the balances and results for the periods presented.  These unaudited condensed consolidated interim financial statements results are not necessarily indicative of results to be expected for the full fiscal year or any future interim period.

The unaudited condensed consolidated interim financial statements and related disclosures have been prepared with the presumption that users of such information have read or have access to the audited consolidated financial statements for the preceding fiscal year.  Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.	Summary of Significant Accounting Policies

Product Revenue

In April 2010, the Company made Qutenza commercially available in the United States to its specialty distributor and specialty pharmacy customers. Under the Company’s agreements with its customers, the customers take title to the product upon shipment and only have the right to return damaged product, product shipped in error and expired or short-dated product. As Qutenza was new to the marketplace, the Company has been recognizing Qutenza product revenue, and related product costs, at the later of:

•	the time the product is shipped by the customer to healthcare professionals, and

•	the date of cash collection.

The Company believes healthcare professionals are generally ordering Qutenza in small quantities only after they have identified a patient for treatment. The Company believes that revenue recognition upon the later of customer shipment to the end user and the date of cash collection is appropriate. The Company has been performing additional procedures to further analyze shipments made by its customers by utilizing shipping data provided by its customers to determine when product is shipped by customers to healthcare professionals and are evaluating ending inventories at the Company’s customers each month to assess the risk of product returns. To date, product returns from healthcare professionals have not been material.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company continues to support a distribution network to allow healthcare providers to access Qutenza through a specialty distributor and specialty pharmacies.

The Company has established terms pursuant to distribution agreements with its customers providing for payment within 120 days of the date of shipment to its specialty distributor customers and 30 days of the date of shipment to its specialty pharmacy customers. Such distribution agreements generally have a term of three years.

The Company had gross shipments to its specialty distributor and pharmacy customers of $0.6 million and $1.4 million for the six months ended June 30, 2013 and 2012, respectively. The application of the Company’s revenue recognition policy resulted in the recognition of net revenue of $0.6 million and $1.7 million for the six months ended June 30, 2013 and 2012, respectively.  The Company’s gross shipments are reduced for chargebacks, certain fees paid to distributors and product sales allowances including allowance for rebates to qualifying federal and state government programs. At June 30, 2013, net deferred product revenues totaled $0.4 million.

Revenue from the Astellas Agreement

In June 2009, the Company entered into the Astellas Agreement which provides for an exclusive license by the Company to Astellas for the promotion, distribution and marketing of Qutenza in the Licensed Territory, an option to license NGX-1998 in the Licensed Territory, participation on a joint steering committee and, through a related supply agreement entered into with Astellas (the “Supply Agreement”), supply of product until direct supply arrangements between Astellas and third-party manufacturers are established. Revenue under this arrangement includes upfront non-refundable fees and may also include additional option payments for the development of and license to NGX-1998, contingent event-based payments upon achievement of certain product sales levels and royalties on product sales.

Significant management judgment is required in determining the level of effort required under a multiple-element arrangement and the period over which the performance obligations are estimated to be completed. In addition, if the Company is involved in a joint steering committee as part of a multiple-element arrangement that is accounted for as a single unit of accounting, an assessment is made as to whether the involvement in the steering committee constitutes a performance obligation or a right to participate.

Revenue recognition of non-refundable upfront license fees commences when there is a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and there are no further performance obligations under the license agreement.

The Company views the Astellas Agreement and related agreements, as a multiple-element arrangement with the key deliverables consisting of an exclusive license to Qutenza in the Licensed Territory, to conduct certain development activities in the event Astellas exercises their option for NGX-1998, participation on a joint steering committee and supply of Qutenza components to Astellas until such time that Astellas can establish a direct supply relationship with product vendors. The Company entered into the Astellas Agreement in June 2009 and thus, prior to its January 1, 2011 adoption of ASU No. 2009-13. Accordingly, because not all of these elements have both standalone value and objective and reliable evidence of fair value, the

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Company is accounting for such elements as a single unit of accounting. Further, the agreement provides for the Company’s mandatory participation in a joint steering committee, which the Company believes represents a substantive performance obligation and also the estimated last delivered element under the Astellas Agreement and related agreements. Therefore, the Company is recognizing revenue associated with upfront payments and license fees ratably over the term of the joint steering committee performance obligation. The Company estimates this performance obligation will be delivered ratably through June 2016.

In the accompanying financial statements, collaboration revenue represents revenue associated with the Astellas Agreement and related agreements. Deferred collaboration revenue arises from the excess of cash received or receivable over cumulative revenue recognized for the period.

Under the terms of the Astellas Agreement, the Company earns royalties based on each sale of Qutenza into the Licensed Territory. The royalty rate is tiered based on the level of sales achieved. These royalties are considered contingent consideration as there is no remaining contract performance obligation of the Company and, therefore, the royalties are excluded from the single unit of accounting treatment discussed above. The Company reports royalty revenue based upon Astellas’ reported net sales of Qutenza in the Licensed Territory. The Company recognizes royalty revenue from Astellas on a quarter lag basis due to the timing of Astellas reporting such royalties to the Company.

Additionally, the Company can earn milestone payments from Astellas if Astellas achieves certain sales levels as outlined in the Astellas Agreement. As these payments are contingent on Astellas’ performance, they are excluded from the single unit of accounting treatment discussed above. The milestones will be recorded as revenue when earned as there is no remaining contractual performance obligation of the Company.

The Company recognizes the revenue net of related costs for collaboration supplies sold to Astellas upon product being delivered to Astellas. The revenue and related costs of the product supplied to Astellas are included in collaboration revenue. Prior to delivery to Astellas, the costs accumulated for the manufacturing of the collaboration supplies are included in Prepaid expenses and other current assets on the Company’s balance sheet.

Cost of Goods Sold

Cost of goods sold includes costs to procure, manufacture and distribute Qutenza including certain shipping and handling costs incurred in the distribution channel, as well as royalties payable to The Regents of the University of California and Lohmann Therapie-Systeme AG. Cost of goods sold associated with deferred product revenue is deferred and recognized in the same period as the associated product revenue. During the six months ended June 30, 2012, the Company recorded a charge to cost of goods sold of $0.6 million for Qutenza patches that the Company does not expect to sell prior to their expiration date, primarily as a result of the Company’s decision to eliminate direct promotion efforts of Qutenza in March 2012. At June 30, 2013, the Company had deferred cost of goods sold of less than $0.1 million, which is included in deferred product revenue, net on the Company’s condensed consolidated balance sheets.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Trade Receivables

Trade accounts receivable are recorded net of allowances, such as customer chargebacks related to government rebate programs and doubtful accounts. For qualified government rebate programs that can purchase the Company’s products through its customers at a lower contractual government price, its customers charge back to the Company the difference between their acquisition cost and the lower contractual government price, which the Company records against accounts receivable. Estimates for customer chargebacks for government rebates are based on contractual terms, historical trends and the Company’s expectations regarding the utilization rates for these programs. The Company’s estimate for allowances for doubtful accounts is determined based on existing contractual payment terms, historical payment patterns of its customers and individual customer circumstances. To date, the Company has determined that an allowance for uncollectible accounts receivable is not required. The Company does not require collateral in support of its trade receivables.

Inventories

Inventories are determined at the lower of cost or market value with cost determined under the specific identification method. Inventories consist of raw materials, work-in-process and finished goods. Raw materials include certain starting materials used in the production of the active pharmaceutical ingredient of Qutenza. Work-in-process includes the bulk inventory of the active pharmaceutical ingredient, patches and cleansing gel of Qutenza that are in the process of being manufactured or have completed manufacture and are awaiting final packaging, including related internal labor and overhead costs. Finished goods include the final packaged kits that contain the Qutenza patch and cleansing gel and that are ready for commercial sale. On a quarterly basis, the Company analyzes its inventory levels against forecasted sales volumes, which are subject to change, and writes down inventory that is obsolete, inventory that has a cost basis in excess of the expected net realizable value and inventory that is in excess of expected requirements based upon anticipated product revenue during the products’ applicable shelf life. As a result of the Company’s re-organization in March 2012 which resulted in a significant reduction of its expected revenue for United States Qutenza sales, the Company recorded a write-down of inventory of $0.6 million in the six months ended June 30, 2012.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period less the weighted-average unvested common shares subject to repurchase and without consideration of common stock equivalents. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and common stock equivalents outstanding for the period. For purposes of this calculation, warrants and options to purchase common stock and restricted stock unit grants are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share as their effect is anti-dilutive.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table is a reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per share (in thousands, except per share data):

	Six Months Ended June 30,
	2013	2012
Numerator:
Net loss	$(4,506)	$(16,645)

Denominator:
Weighted-average common shares outstanding	33,415	32,429
Basic and diluted loss per share applicable to common stockholders	$(0.13)	$(0.51)

	As of June 30,
	2013	2012
Outstanding securities not included in diluted net loss per share:
Options to purchase common stock	3,803	4,650
Restricted Stock Units	143	702
Warrants outstanding	9,356	9,091
	13,302	14,443

3.	Cash and Cash Equivalents and Short-Term Investments

The following are summaries of cash, cash equivalents and short-term investments (in thousands):

	At June 30,				At December 31,
	2013				2012
	Amortized	Gross Unrealized		Estimated	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Operating cash	$180	$-	$-	$180	$329	$-	$-	$329
Money market funds	334	-	-	334	4,939	-	-	4,939
Government sponsored enterprise	-	-	-	-	7,923	-	1	7,924
	$514	$-	$-	$514	$13,191	$-	$1	$13,192

Reported as:
Cash and cash equivalents				$514				$7,073
Short-term investments				-				6,119
				$514				$13,192

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

All of the Company’s marketable securities are classified as available-for-sale.  At June 30, 2013 and December 31, 2012, the contractual maturities of investments held were one year or less. During the six months ended June 30, 2013, the Company sold $5.0 million of its investments prior to their respective maturity dates and recorded a loss of less than $0.1 million on the sale.  The Company did not sell any of its investments prior to maturity during the six months ended June 30, 2012.

4.	Fair Value Measurements

The Company discloses its cash and short term investments under a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1—	Quoted prices in active markets for identical assets or liabilities.

Level 2—
Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table summarizes the valuation of the Company’s financial instruments that were determined by using the following inputs as of June 30, 2012 and December 31, 2012 (in thousands):

	At June 30,				At December 31,
	2013				2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Operating cash	$180	$-	$-	$180	$329	$-	$-	$329
Money market funds	334	-	-	334	4,939	-	-	4,939
Government sponsored enterprise	-	-	-	-	-	7,924	-	7,924
	$514	$-	$-	$514	$5,268	$7,924	$-	$13,192

Reported as:
Cash and cash equivalents				$514				$7,073
Short-term investments				-				6,119
				$514				$13,192

The Level 2 assets are valued using quoted market prices for similar instruments, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In addition to Level 1 and Level 2 assets held by the Company at June 30, 2013, the Company measures its contingent put option liability and warrant liability related to the loan agreement with Hercules, utilizing Level 3 measurements. The fair value of the contingent put option of $0.1 million was determined by evaluating multiple potential outcomes of an event of default, including a change of control, using an income approach and an estimated cost of capital. The fair value of the warrant liability of $0.5 million was determined by evaluating multiple potential exercise scenarios and an estimated cost of capital.

5.	Inventories

The components of inventories are as follows (in thousands):

	At June 30,	At December 31,
	2013	2012
Raw materials	$27	$31
Work-in-process	40	50
Finished goods	-	10
	$67	$91

As a result of the Company’s restructuring in March 2012 which resulted in a significant reduction of its expected Qutenza revenues in the United States, the Company recorded a write-down of inventory of $0.7 million in the six months ended June 30, 2012. This inventory write-down is recorded in cost of goods sold and relates primarily to supplies of the active pharmaceutical ingredient which the Company determined to be in excess of its forecasted commercial inventory manufacturing needs.

6.	Long-Term Obligations

The following table summarizes the carrying amount of the Company’s borrowings under various long-term obligations (in thousands):

	At June 30,	At December 31,
	2013	2012
Healthcare Royalty Partners, L.P. – financing agreement	$63,311	$60,693
Hercules Growth Capital, Inc. – term loan	4,006	12,893
	$67,317	$73,586

NEUROGESX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Healthcare Royalty Partners Financing Agreement

On April 30, 2010, the Company entered into a Financing Agreement (the "Financing Agreement") with Healthcare Royalty Partners, L.P. (formerly Cowen Healthcare Royalty Partners, L.P.), a limited partnership organized under the laws of the State of Delaware ("HRP"). Under the terms of the Financing Agreement, the Company borrowed $40.0 million from HRP (the "Borrowed Amount") and the Company agreed to repay such Borrowed Amount together with a return to HRP, as described below, out of royalty, milestone, option and certain other payments (collectively, "Revenue Interest") that the Company may receive under the Astellas Agreement or a replacement licensee, as a result of commercializing the Company's product, Qutenza, in the Licensed Territory, including payments that Astellas may make to the Company to maintain its option to commercialize NGX-1998 in the Licensed Territory.

Under the Financing Agreement, the Company is obligated to pay to HRP:

•	All of the Revenue Interest payments due to the Company under the Astellas Agreement, until HRP has received $90.0 million of Revenue Interest payments; and

•
5% of the Revenue Interest payments due to the Company under the Astellas Agreement for Revenue Interest received by HRP over $90.0 million and until HRP has received $106.0 million of Revenue Interest payments.

 The Company also has the option to pay a prepayment amount to terminate the Financing Agreement at the Company's election at any time or in connection with a change of control of the Company. Such amount is set at a base amount of $76.0 million (or $68.0 million if it is being exercised in connection with a change of control), or, if higher, an amount that generates a specified internal rate of return, as noted below, on the Borrowed Amount as of the date of prepayment, in each case reduced by the Revenue Interest payments received by HRP up to the date of prepayment.

The obligation of the Company to pay Revenue Interest during the term of the Financing Agreement (which is defined below) is secured by rights that the Company has to Revenue Interest under the Astellas Agreement, and by intellectual property and other rights of the Company to the extent necessary or used to commercialize products covered by the Astellas Agreement in the Licensed Territory.

Unless terminated earlier pursuant to a prepayment, the Financing Agreement terminates on the earlier of:

•	The time when HRP has received at least $106.0 million of Revenue Interest payments; or

•
The maturity date, which is the latest to occur of 10 years following the first commercial sale of Qutenza in the Licensed Territory or the last to expire of any patents or regulatory exclusivity covering the products commercialized under the Astellas Agreement in the Licensed Territory.

 If HRP has not received Revenue Interest payments totaling at least $40.0 million by the maturity date, the Company will be obligated to pay to HRP the difference between such amount and the Revenue Interest paid to HRP under the Financing Agreement up to such date. This represents the Company's minimum financial obligation under the Financing Agreement. As of June 30, 2013, the Company has received a total of $3.5 million in royalty payments from Astellas and, consistent with the provisions of the arrangement, the Company has paid that amount to HRP as a reduction of the obligation. The Company's minimum financial obligation under the Financing Agreement as of June 30, 2013 is $36.5 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In addition, in the event of the Company's default under the Financing Agreement, the Company is obligated to pay to HRP the borrowed amount together with interest accrued thereon from the effective date of the Financing Agreement, to the date of repayment at an internal rate of return equal to the lesser of a 19% rate of interest or the maximum rate permitted by law, less total Revenue Interest payments received by HRP. Under the Financing Agreement, an event of default includes standard insolvency and bankruptcy terms, including a failure to maintain liquid assets equal to at least the Company's liabilities due and payable during the following three months.

The upfront cash receipt of $40.0 million less a discount of $0.5 million in cost reimbursements paid to HRP was recorded in long-term obligations at issuance. The Company is accreting the discount to interest expense over the term of the related debt. The carrying value of the long-term obligation at June 30, 2013, including accrued interest of $23.7 million, is $63.3 million, and has been classified as current at June 30, 2013. The carrying value of the long-term obligation at December 31, 2012, including accrued interest of $21.1 million, was $60.7 million. The Company received $1.0 million and $0.7 million in royalty payments from Astellas in the six months ended June 30, 2013 and 2012, respectively, and consistent with the provisions of the arrangement, the Company paid that amount to HRP as a reduction of the obligation.

On June 3, 2013 the Company and HRP executed an Acknowledgement of Default and Release Agreement (the “Acknowledgement Agreement”) wherein the Company acknowledged that it was in default of the Financing agreement due to not having liquid assets equal to the Company’s liabilities due and payable for the three months following the date of the Acknowledgement Agreement.  As a result of the Company’s acknowledgment of default, HRP accelerated the Company’s obligations under the Financing Agreement and took title to the Revenue Interest under the Astellas Agreement.  Also, the Company agreed to pay certain expenses incurred by HRP in connection with the Acknowledgment Agreement not to exceed $150,000.  As a result of the acknowledgement of default by the Company in June 2013, the Company has classified its entire obligation under the Financing Agreement as current on its Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012.

As a result of the Acknowledgement Agreement, the Company adjusted the rate of return to be provided to HRP to 19% and has accordingly increased the effective interest rate in the Financing Agreement to19%. The Company recorded interest expense associated with the Financing Agreement of $3.8 million and $5.3 million during the six months ended June 30, 2013 and 2012.

The Company capitalized $0.3 million of debt issuance costs related to the agreement which are being amortized over the term. As a result of the Acknowledgment Agreement, the Company accelerated the amortization of the remaining $0.2 million of debt issuance costs during the six months ended June 30, 2013 and recognized such expense as interest expense.

The estimated fair value of the HRP Borrowed Amount at June 30, 2013 and December 31, 2012 was $50.7 million and $52.0 million, respectively, and the fair value was measured using Level 3 inputs. The estimated fair market value was calculated using the income method of valuation. The key assumptions required for the calculation were an estimate of the amount and timing of future royalty revenues to be received from Astellas and an estimated cost of capital. Management's estimate of the future royalty revenues to be received from Astellas is subject to significant variability due to the state of the product launch, regulatory processes still to be conducted for significant portions of the Astellas territory and the extended time period associated with the HRP Financing Agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Hercules Loan Agreement

In August 2011, the Company entered into a loan agreement with Hercules which was subsequently amended (the “Loan Agreement”). The Loan Agreement included both a $15.0 million term loan and a $5.0 million accounts receivable line. Under the terms of the Loan Agreement, the $15.0 million term loan is required to be repaid over the course of the 42-month maturity period, which includes a 12-month interest only period at the beginning of the term. The Company may prepay and terminate the term loan at any time, subject to certain prepayment fees, and is obligated to also pay a fee of $0.6 million when the term loan is repaid and which is being accrued to interest expense over the term of the loan. The $5.0 million accounts receivable line was a revolving line that was available until December 31, 2012.

In May 2012, the Company terminated the accounts receivable line. No amounts were ever borrowed under the accounts receivable line. In connection with the termination of the accounts receivable line, the Company expensed $0.2 million of the remaining issuance costs and debt discount and fair value of warrants (see below) attributed to the accounts receivable line to interest expense. The obligations of the Company under the Loan Agreement were secured by certain personal property of the Company.

On November 12, 2012, the Company entered into a First Amendment to the Loan Agreement with Hercules (the “First Amendment”) which amended the Loan Agreement. Pursuant to the terms of the First Amendment, the Loan Agreement was amended to:

•
change the repayment terms on term loan advances under the Loan Agreement (“Advances”) to extend the period during which the Company is only required to pay interest on such advances to February 28, 2013 (the “Interest-Only Period”);

•	include certain intellectual property of the Company as collateral (but excluding intellectual property that is subject to the Company’s agreements with HRP) (the “Additional IP Collateral”);

•	increase the minimum interest on Advances to the greater of (i) 10.75% plus the positive difference between the prime rate as reported in the Wall Street Journal and 3.25% or (ii) 10.75%; and

•	required the Company maintain at least $10 million in cash and cash equivalents (the “Minimum Cash Covenant”).

In March 2013, the Company repaid $9.1 million of the outstanding balance of the term loan to Hercules.

On June 26, 2013, the Company and Hercules executed a Payoff of Loan and Security Agreement (the” Payoff Agreement”) which became effective with the closing of the Acorda Sale.  Under the terms of the Payoff Agreement, the Company paid Hercules a payoff amount of $4.6 million which included the term loan outstanding principal balance of $3.9 million, outstanding interest of $0.1 million and the final payment fee of $0.6 million on July 8, 2013, the closing date of the Acorda Sale.

The carrying value of this obligation at June 30, 2013, was $4.0 million, and as a result of subsequent events as discussed above was classified as current obligation on the Company’s

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Consolidated Balance Sheets.  At December 31, 2012, the carrying value of this obligation was $12.9 million which was also classified as a current obligation.

The loan agreement also contains customary negative covenants and is subject to customary events of default, such as a failure to make a scheduled principal or interest payment, insolvency, and breaches of covenants under the Loan Agreement and agreements and instruments entered into in connection with the Loan Agreement, including covenants in the Hercules Warrant (see below). Upon an event of default, including a change of control, Hercules has the option to accelerate repayment of the loan, including payment of any applicable prepayment charges, which range from 1%-3% of the outstanding loan balance and accrued interest, as well as a final payment fee of $0.6 million. This option is considered a contingent default provision liability as the holder of the loan may exercise the option in the event of default and, is a derivative which must be bifurcated and valued separately in the Company’s financial statements. As of June 30, 2013, the estimated fair value of the contingent put option upon an event of default liability was $0.1 million which was determined by using Level 3 inputs, evaluating multiple potential outcomes of an event of default, including a change of control, using an income approach and an estimated cost of capital. The contingent put option liability is included in Long-term obligations – current portion on the Company’s Condensed Consolidated Balance Sheets. The contingent put option liability will be revalued at the end of each reporting period and any change in the fair value will be recognized in the statements of operations.

In connection with the entry of the Company into the loan agreement, Hercules was granted a warrant to purchase 791,667 shares of the Company’s common stock (the Hercules Warrant). The Hercules Warrant has a term of five years, contains a net-exercise provision, and was granted with an exercise price of $1.80 per share. In March 2012, the Company entered into an amendment to the Hercules Warrant (the “First Warrant Amendment”) in which it amended the covenant with respect to the requirement to maintain its listing on the NASDAQ Global Market to allow for the NASDAQ Capital Market and certain over-the-counter markets to be permissible alternative markets on which the Company can list its shares of common stock. Under the terms of the amendment, the number of shares underlying the warrant was increased to 1,950,000 and the exercise price per warrant was reduced to $0.50. In connection with entry into the First Amendment to the Loan Agreement, the Company also entered into the Second Amendment to Hercules Warrant, dated as of November 12, 2012 (the “Second Warrant Amendment”).  The Second Warrant Amendment increased the number of shares of Common Stock issuable upon exercise of the Hercules Warrant to 3,421,500, and changes the exercise price to the lower of $0.20 per share of Common Stock or the price per share of Common Stock or Common Stock equivalent issued in the Company’s next equity financing. The fair value of the Hercules Warrant and the First Warrant Amendment was based on a Black-Scholes valuation model; $1.7 million of which was attributable to the warrants issued in connection with the term loan, and $0.3 million of which was attributable to warrants issued in connection with the accounts receivable line. The fair value of the warrants attributable to the term loan resulted in a debt discount, which is being amortized to interest expense over the life of the loan using the effective interest method. The fair value of the warrants attributable to the accounts receivable line was recorded in prepaid and other current assets and other assets and was being amortized to interest expense on a straight-line basis over the initial term until May 2012, when the accounts receivable line was cancelled and the remaining fair value of the warrants was expensed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Because of the variable nature of the exercise price of the warrants associated with the of the Second Warrant Amendment, their valuation was based on a Brownian Motion reset valuation model and was $0.5 million is classified as Other long-term liabilities on the Company’s Consolidated Balance Sheets as of the June 30, 2013.

The Company also paid $0.4 million in issuance costs which were allocated to the term loan and accounts receivable line and accounted for consistent with the warrants as described above. As a result of entering into the Payoff Agreement, the Company accelerated the amortization of the remaining $0.1 million of debt issuance costs during the six months ended June 30, 2013 and recognized such expense as interest expense.

7.	Commitments and Contingencies

Operating Leases

In July 2012, the Company relocated its corporate headquarters to a facility that better meets its reduced space requirements. This relocation was in conjunction with the expiration of its previous facility sublease which expired on July 31, 2012. The Company’s new corporate headquarters consists of 13,510 square feet of office space. The new sublease was entered into on May 14, 2012, subject to contingencies which were met on June 15, 2012, and included a period of free rent and rent escalation, all of which are accounted for on a straight-line basis over the lease term. The Company’s new corporate headquarters are leased under a long-term operating lease which expires on March 15, 2015. The sublease agreement includes provisions which require the Company to pay taxes, insurance, maintenance costs and defined rent increases.

In June 2013, the Company executed a Sublease Termination Agreement with its sub-landlord which changed the expiration date of the sublease to the earlier of fifteen days after the Company provides notice to the sub-landlord or July, 31, 2013.  In consideration for the Sublease Termination Agreement, the Company is to pay the sub-landlord a termination fee of $30,000 and will forfeit its security deposit of $0.1 million.

8.	Restructuring

On February 28, 2013, as a result of an inability to complete an equity financing transaction, the Company committed to, and communicated to affected employees, a restructuring plan whereby the Company reduced its workforce by eight individuals on such date. After the restructuring, the only employees of the Company remaining were its three executive officers, Ronald Martell, President and Chief Executive Officer, Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Stephen Peroutka, Executive Vice President and Chief Medical Officer.

The impacted employees are eligible to receive cash severance contingent on their signing of a general release with the Company. Assuming that all employees are paid severance, the Company expects to record a cash charge for severance and other payroll related termination costs of approximately $0.5 million during the six months ended June 30, 2013, of which $0.1 million was charged to research and development expenses and $0.4 million was charged to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

selling, general and administrative expenses.  As of June 30, 2013, the Company has paid $0.1 million and has a remaining liability of $0.4 million of accrued severance and other payroll related termination costs.

9.	License Agreements

Collaboration Agreement—Astellas

In June 2009, The Company entered into the Astellas Agreement granting Astellas an exclusive license to commercialize Qutenza in the Licensed Territory. The Astellas Agreement provided for an upfront payment for past development and the commercialization rights granted, of 30.0 million Euro, or $41.8 million. In addition, the Astellas Agreement provided for an upfront payment of 5.0 million Euro, or $7.0 million, for future development expenses and an option to license NGX-1998. Other elements of the Astellas Agreement include future milestone payments of up to 65.0 million Euro if certain predefined sales thresholds of the products licensed under the Astellas Agreement are met and royalties, as a percentage of net sales made by Astellas of products under the agreement, with such royalties starting in the high teens and escalating into the mid-twenties as revenues increase. The Company believes that the milestone payments are not substantive since the achievement of these milestones is predominately based on Astellas’ sales performance. The Company is participating on a joint steering committee with Astellas to oversee the development and commercialization activities related to Qutenza and NGX-1998 during the term of the agreement, not to exceed ten years. On the seventh anniversary of the Astellas Agreement, the Company has the unilateral right to opt-out of participation on the joint steering committee. The Astellas Agreement further provides that upon delivery of certain data related to NGX-1998, Astellas may pay two additional NGX-1998 option payments totaling 5.0 million Euros. Subsequent to Astellas’ exercise of the option to exclusively license NGX-1998 in the Territory, both companies would cooperate on Phase 3 clinical trials and will share applicable costs equally.

The Company commenced recognizing revenue related to the upfront and option payments upon transfer of the MA for Qutenza to Astellas, which occurred in September 2009. The Company recognized $3.6 million as collaboration revenue related to the upfront and option payments for both the six months ended June 30, 2013 and 2012. As of June 30, 2013, the Company had deferred revenue totaling $21.5 million, of which $7.2 million is reflected as current. The Astellas upfront license fee and option payments are accounted for as a single unit of accounting, and accordingly, such payments are being recognized ratably through June 2016, which is the Company’s estimate of its substantive performance obligation period related to the joint steering committee. Subsequent option exercise payments received, if any, are expected to be recognized ratably over the remaining estimated period of performance.

The Astellas Agreement will remain effective on a country-by-country and product-by-product basis until the later of ten years after the first commercial sale, expiration or abandonment of the last valid patent claim or expiration of all applicable periods of regulatory exclusivity. Astellas may terminate the agreement for any reason without penalty, consequence or compensation on a country-by-country and product-by-product basis upon written notice to the Company.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pursuant to the Supply Agreement, the Company has agreed to provide Astellas with a sufficient supply of Qutenza to support their commercialization efforts until Astellas can establish a direct supply relationship with product vendors. These products will be charged to Astellas at contractually agreed upon costs per unit which are intended to reflect the Company’s direct cost of goods and related internal labor and overhead costs without mark-up for profit. The Company reports amounts received from product transactions net of direct costs incurred as a component of collaboration revenue.

For the six months ended June 30, 2013 and 2012, there was less than $0.1 million and zero in product supply transactions, net of direct costs incurred, included in collaboration revenue, respectively.

For the six months ended June 30, 2013 and 2012 the Company recognized $1.0 million and $0.7 million, respectively, in royalty revenue related to the Astellas Agreement, respectively. The Company recognizes royalty revenue from Astellas on a one quarter lag basis.

University Of California

In October 2000 and as amended, the Company licensed multiple patents in various jurisdictions, including a method patent, from the University of California (“UC”) (the “U.C. License Agreement”) for prescription strength capsaicin for neuropathic pain. Under the terms of the U.C. License Agreement, the Company is required to pay royalties on net sales of the licensed product up to a maximum of $1.0 million per annum as well as a percentage of upfront and milestone payments received by the Company from sublicensing the Company’s rights under the U.C. License Agreement (“Sublicense Fee”). The Company recognized $4,000 and $9,000 in royalty expense recorded in Cost of goods sold on the Company’s Consolidated Statements of Operations due to UC for the six months ended June 30, 2013 and 2012, respectively, related to Qutenza product sales in the United States.

On April 3, 2012, the Company entered into a Settlement, Release and Patent Assignment Agreement with two individuals (the “Settlement Agreement”) related to the U.C. License Agreement. Under the terms of the Settlement Agreement, the Company obtained from these individuals certain releases and covenants not to sue and an assignment of certain intellectual property, including certain intellectual property relating to the Company’s Qutenza product. In exchange, the Settlement Agreement provides for these individuals to each receive (i) an initial cash payment of $300,000, (ii) potential additional cash payments of up to an individual aggregate of $450,000 in the event the Company achieves certain annual sales milestones for Qutenza in the U.S. and (iii) certain royalties on U.S. net sales of products utilizing intellectual property licensed by the Company under the U.C. License Agreement. As of December 31, 2012, the accrued additional payments and royalties were not material. Additionally, pursuant to the terms of the Settlement Agreement, these individuals have each been granted, pursuant to the terms of the Company’s 2007 Stock Plan, as amended, a fully exercisable restricted stock purchase award for 75,000 shares of common stock of the Company that they may elect to purchase within five years of the date of the Agreement. The purchase price for such shares was set at $0.39 per share.

In connection with the entry by the Company into the Settlement Agreement, the Company and the UC also entered into Amendment Number Four to the Exclusive License Agreement on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

April 3, 2012 (the “UC Amendment”). Under the terms of the UC Amendment, the U.C. License Agreement was amended to provide for the Company the right to offset 50% of the cash and royalty payments to be paid by the Company to these individuals under the Settlement Agreement against amounts the Company would otherwise be obligated to pay to the UC under the U.C. License Agreement.

LTS Lohmann Therapie-Systeme AG

In January 2007, the Company entered into a Commercial Supply and License Agreement (“LTS Agreement”) with LTS Lohmann Therapie-Systeme AG (“LTS”) to manufacture commercial and clinical supply of Qutenza. Under the terms of the agreement, the Company is required to pay a transfer price for product purchased as well as a royalty on net sales of product purchased under the LTS Agreement. The Company recognized $12,000 and $28,000 in royalty expense recorded in Cost of goods sold on the Company’s Consolidated Statements of Operations due to LTS for the six months ended June 30, 2013 and 2012, respectively, related to Qutenza product sales in the United States.

The Company has a liability for royalties due to UC and LTS totaling $3,000 included in deferred product revenue, net, on the June 30, 2013 Consolidated Balance Sheets.

10.	Stockholders’ Equity

Stock-Based Compensation Expense

The Company recognizes stock-based compensation expense for all share-based payments. Stock-based compensation expense for awards made to employees and directors is measured at the date of grant, based on the fair value of the award, and is recognized as expense on a straight-line basis over the requisite service period. The Company has elected to use the Black-Scholes option valuation model to estimate the fair value of stock options for all options granted except for the market-based stock options granted in February 2011. The Company used the Monte Carlo valuation method to estimate the fair value of market-based stock options.

The following table summarizes stock-based compensation expense for the six months ended June 30, 2013 and 2012:

	Six Months Ended June 30,
	2013	2012
Research and development	$12	$456
Selling, general and administrative	(300)	968
	$(288)	$1,424

The Company granted no stock options or restricted stock units (“RSUs”) during the six months ended June 30, 2013.

As a result of the pending termination of its remaining three employees, one of whom held the remaining market-based stock options granted in February 2011 and the Company’s estimation that the targeted stock price milestones were unattainable, the Company reversed $0.5 million of selling, general and administrative stock-based compensation expense in the six

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

months ended June 30, 2013, representing the cumulative expense for such market-based stock options.

In March 2012, the Company’s board of directors approved a restructuring plan whereby it reduced its workforce by 43 individuals. A portion of the severance given included a full acceleration of vesting on the affected employees’ RSUs and an extension of the exercise period for vested stock options. The Company recorded a stock-based compensation charge of $0.1 million related to modifications to the impacted employees’ equity awards.  No such acceleration of vesting was granted to the employees affected by the February 28, 2013 restructuring.  See Note 8 on Restructuring for further discussion.

The following assumptions were used in the Black-Scholes option-pricing model to estimate the fair value of options as of the grant date:

	Employee Stock Options		Employee Stock Purchase
	Six Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Expected volatility	N/A	73%	N/A	58 - 74%
Expected life (in years)	N/A	6.00	N/A	0.5 - 1.0
Risk-free interest rate	N/A	0.9 - 1.1%	N/A	0.1 - 0.2%
Expected dividend yield	N/A	0%	N/A	0%

11.	Subsequent Events

On July 8, 2013 (the Company completed the sale of certain of its assets to Acorda pursuant to the APA (the sale of such assets the “Acorda Sale”). In connection with the closing of the Acorda Sale, other assets of the Company subject to that certain Financing Agreement, dated as of April 29, 2010 (as amended) (the “Financing Agreement”), by and between the Company and HC Royalty Partners (“HRP”), were sold by HRP, as a secured party, in an Article 9 sale process, pursuant to which such assets were acquired by HRP, the sole bidder in such process (the “Article 9 Sale”). The combination of the Acorda Sale and Article 9 Sale resulted in the sale of substantially all of the assets of the Company (the combination being the “Asset Sales”). The consideration for the assets disposed in the Acorda Sale was approximately $7.45 million paid in cash at the closing (a purchase price of $6.95 million and payment or reimbursement of pre-closing operating expenses of the Company of approximately $500,000) and the assumption of approximately $400,000 in accounts payable of the Company. An additional $50,000 payment by Acorda under the APA is currently being held back by Acorda pending the Company meeting certain 30-day post-closing obligations relating to delivery of certain quarterly financial statements by the Company. In addition, under the terms of the APA Acorda will make potential future payments of up to $5,000,000 if certain milestones are met by Acorda following the closing of the Acorda Sale. The consideration for the assets disposed in the Article 9 Sale consisted of a credit bid equal to the amount of the Company’s obligations under the Financing Agreement (approximately $67.4 million) less certain costs and expenses incurred by HRP in the process of the Article 9 Sale.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company has terminated the employment of its three remaining employees who were executive officers effective one business day following the closing the Asset Sales (Ronald Martell, President and Chief Executive Officer, Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer, and Stephen Peroutka, Executive Vice President and Chief Medical Officer), and such individuals executed releases of the Company.

At the closing of the Acorda Sale, a portion of the proceeds from such transaction was used to repay the approximate $4.58 million remaining obligation of the Company to Hercules Technology Growth Capital, Inc. (“Hercules”) under the Loan and Security Agreement, dated as of August 5, 2011, between the Company and Hercules, as amended to date (the “LSA”). In connection with such repayment, Hercules terminated its security interest in the assets of the Company subject to the LSA. The Warrant Agreement, originally dated August 5, 2011, as amended to date, that the Company issued to Hercules connection with LSA also terminated in connection with the Acorda Sale.  In addition to paying Hercules, the Company paid certain legal, accounting and advisor fees associated with the transaction as well as a portion of severance costs for its terminated employees.  After payment of such amounts, the Company’s remaining funds are insufficient to fully satisfy its unsecured obligations.  Accordingly, the Company has engaged Sherwood Partners, LLP to undertake an assignment for the benefit of creditors (the “Assignment”) and to settle outstanding obligations of the Company.

In connection with the effectiveness of the Assignment, all members of the board of directors of the Company (Anthony DiTonno, Bradford Goodwin, Neil Kurtz, Gary Lyons, Ronald Martell, Robert Nelsen and John Orwin) are expected to resign. In addition, the Warrant to Purchase Series A Preferred Stock by and between the Company and Silicon Valley Bank, dated as of December 14, 2000, and the Warrant to Purchase Series B Preferred Stock by and between the Company and Silicon Valley Bank, dated as of May 1, 2002, were terminated in connection with the closing of the Asset Sales.